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                                                                     EXHIBIT 3.3

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               MAPQUEST.COM, INC.
                             a Delaware corporation


     MapQuest.com, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify as follows:

     WHEREAS: The original Certificate of Incorporation of the Corporation was filed under the name of "Geosystems Global Corporation" with the Secretary of State of the State of Delaware on March 28, 1994.

     WHEREAS: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation.

     WHEREAS: This Amended and Restated Certificate of Incorporation was approved by written consent of the stockholders pursuant to Section 228 of the General Corporation Law of the State of Delaware ("Delaware Law").

     WHEREAS: Written notice of this Amended and Restated Certificate of Incorporation was duly given to stockholders of this Corporation who did not consent in writing to the foregoing resolutions.

     THEREFORE BE IT RESOLVED:      The Certificate of Incorporation of this
Corporation is amended and restated in its entirety to read as follows:

     "FIRST:  The name of this corporation is MapQuest.com, Inc.

     SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The Corporation is authorized to issue two classes of stock to be designated, respectively, "common stock" and "preferred stock." The total number of shares which this
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Corporation is authorized to issue is one hundred and five million (105,000,000)
shares. One hundred million (100,000,000) shares shall be designated common stock (the "Common Stock"), and five million (5,000,000) shares shall be undesignated preferred stock (the "Preferred Stock"). Each share of Preferred Stock shall have a par value of $0.01, and each share of Common Stock shall have a par value of $0.001.

     Any Preferred Stock not previously designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of Preferred Stock. The Board of Directors is authorized to alter the designation, rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

     Each share of Preferred Stock issued by the Corporation, if reacquired by the Corporation (whether by redemption, repurchase, conversion to Common Stock or other means), shall upon such reacquisition resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series and available for designation and issuance by the Corporation in accordance with the immediately preceding paragraph.

     FIFTH:

1.      Dividends.  The holders of Common Stock shall be entitled to receive, on
        ---------
     a share-for-share basis, such dividends if and when declared from time to time by the Board of Directors of the Corporation.

2.      Voting. Except as otherwise required by law, each holder of Common Stock
        ------
     shall be entitled to one (1) vote for each share of Common Stock held by such holder.

     SIXTH: Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law and may not be taken by written consent of stockholders without a meeting.

     SEVENTH: The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions
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adopted from time to time by the Board of Directors.


EIGHTH:
------


                            A. CLASSIFIED DIRECTORS

     The directors (subject to the last paragraph of this Article Eighth) shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected, provided that directors initially designated as Class I directors shall
         --------
serve for a term ending on the date of the 2002 annual meeting, directors initially designated as Class II directors shall serve for a term ending on the 2001 annual meeting, and directors initially designated as Class III directors shall serve for a term ending on the date of the 2000 annual meeting. Notwithstanding the foregoing, each director shall hold office until such director's successor shall have been duly elected and qualified or until such director's earlier death resignation or removal. In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director. The names and mailing addresses of the persons who are to serve initially as directors of each Class are:

                                    Class I

                                Michael Mulligan
                                   Rick Allen

                                    Class II

                                Robert McCormack
                                  Daniel Nova

                                   Class III

                              Carlo von Schroeter
                                  John Moragne


                                  B. DIRECTORS
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3.      No Written Ballot.  Election of directors need not be by written ballot
        -----------------
     unless the bylaws of the Corporation so provide.

4.      Vacancies.  Vacancies on the Board of Directors resulting from death,
        ---------
     resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

5.      Removal.  No director may be removed from office by the stockholders
        -------
     except for cause with the affirmative vote of the holders of not less than a majority of the outstanding shares of stock generally entitled to vote.

6.      Preferred Stock Directors.  Notwithstanding the foregoing, whenever the
        -------------------------
     holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filing of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE FOURTH applicable thereto, and each director so elected shall not be subject to the provisions of this ARTICLE SIXTH unless otherwise provided therein.

     NINTH: Subject to Article Thirteenth, The Board of Directors shall have the
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power to adopt, amend or repeal the By-laws of the Corporation.

     TENTH: Any action required or permitted to be taken at any annual or
     -----
special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the Delaware Law, as amended from time to time, and may not be taken by written consent of stockholders without a meeting, except with regard to election, removed and filling of vacancies of directors by holders of Preferred Stock, voting separately, as and if so provided by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to Article Fourth applicable thereto. At all meetings of stockholders, each stockholder shall be entitled to vote, in person or by proxy, the shares owned by such stockholders of record on the record date for the meeting. When a quorum is present or represented at any meeting, the vote of the holders of a majority of those of the outstanding shares of stock generally entitled to vote and represented, in person or proxy, at the meeting on any matter, question, or proposal properly brought before such meeting shall decide such question, unless the question is one upon which, by express provision of law, this Amended and Restated Certificate of Incorporation or the By-Laws, a different vote is required, in which case such express provision shall govern and control the decision of such question.

     NINTH: Meetings of the stockholders shall only be called by the Secretary
     -----
of the Corporation upon written request signed by either (a) stockholders holding at least 20% of those
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of the outstanding shares of stock generally entitled to vote or (b) by a majority of the Board of Directors, or (c) the Chairman of the Board of Directors, or (d) the President of the Corporation, and may not be called by any other person. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE FOURTH hereto, special meetings of the holders of such Preferred Stock. Any call for a special meetings of holders of such Preferred Stock. Any call for a special meeting of the stockholders must specify the matters to be acted upon at such meeting; only those matters set forth in such notice may be considered or acted upon at the meeting, unless otherwise provided by law.

     NINTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

     TENTH: The directors of the Corporation need not be elected by written ballot unless a stockholder or stockholders holding a majority of the voting power of the outstanding capital stock entitled to vote demands election by written ballot at the meeting and before voting.

     ELEVENTH: Advance notice of stockholder nomination for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

     TWELFTH: Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer or (iii) the Board of Directors.

     THIRTEENTH:

1. To the fullest extent permitted by the Delaware Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

2. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation. The Board of Directors of the Corporation may, in its discretion, extend such indemnification to former, current or future directors, employees and other agents of the Corporation or any predecessor to the Corporation.
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3.      Neither any amendment nor repeal of this Article THIRTEENTH, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article THIRTEENTH, shall eliminate or reduce the effect of this Article THIRTEENTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article TWELFTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

     FOURTEENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained under Delaware Law) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

     FIFTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed herein and under Delaware Law, except as otherwise provided in article THIRTEENTH, and all rights conferred upon stockholders herein are granted subject to this reservation.

     IN WITNESS WHEREOF, MapQuest.com, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed in its name and on its behalf by James Thomas, Chief Financial Officer and Chief Operating Officer of the Corporation, on the ___ day of _____, 1999.


                                        By:
                                           ---------------------------
                                            James Thomas
                                            Chief Financial Officer and
                                            Chief Operating Officer



Attest:


________________________